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EXHIBIT 99.6
                                                                       EXHIBIT B

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                        VASO ACTIVE PHARMACEUTICALS, INC.

                  NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
   POLICIES & PROCEDURES FOR THE CONSIDERATION OF BOARD OF DIRECTOR CANDIDATES

I. POLICY REGARDING DIRECTOR CANDIDATES RECOMMENDED BY STOCKHOLDERS.

         Vaso Active Pharmaceuticals, Inc. (the "Company") will consider all director candidates recommended to the Nominating and Corporate Governance Committee (the "Committee") by stockholders owning at least 5% of the Company's outstanding shares at all times during the year preceding the date on which the recommendation is made that meet the qualifications established by the Board.

II. DIRECTOR MINIMUM QUALIFICATIONS.

         Set forth below are the minimum qualifications that the Nominating Committee believes are needed to effectively serve as a Company director.

A. Each director nominee is evaluated in the context of the full Board's qualifications as a whole, with the objective of establishing a Board that can best perpetuate the success of the Company's business and represent stockholder interests through the exercise of sound judgment. Each director nominee will be evaluated considering the relevance to the Company of the director nominee's respective skills and experience, which must be complimentary to the skills and experience of the other members of the Board.

B. Director nominees must possess a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today's business environment, and an understanding of the Company's business on an operational level.

C. Each director may be assigned committee responsibilities. A director nominee's educational and professional backgrounds must be consistent with the director nominee's committee assignment (e.g., director nominees who will be assigned to the audit committee must be financially literate as may be defined within the Company's Audit Committee Charter).

D. Director nominees must demonstrate a willingness to devote the appropriate time to fulfilling Board duties.

E. Director nominees shall not represent a special interest or special interest group whose agenda is inconsistent with the Company's goals and objectives or whose approach and methods are inconsistent with what the Board believes is in the best interest of the Company's stockholders.


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F. Director nominees shall not be a distraction to the Board, nor shall a director nominee be disruptive to the achievement of the Company's business mission, goals and objectives.

III. PROCEDURES FOR CONSIDERATION OF SECURITY HOLDER NOMINATIONS.

         Set forth below are the procedures by which a stockholder may recommend a Board of Directors nominee to the Committee.

A. Stockholder nominations must include ALL of the information described in paragraphs C. though G. below and must be received in its entirety by the 120th calendar day before the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting to be considered for the next scheduled annual meeting of stockholders.

B. Stockholder nominations must be in writing and submitted via registered mail or overnight delivery service to the Committee Chairman at the Company's corporate headquarters' address.

C. Supporting documentation must be submitted that allows the Committee to verify ownership by the nominating stockholder of not less than 5% of the Company's outstanding shares at all times during the immediately preceding year from the date of the recommendation.

D. The stockholder must submit an affidavit from the director nominee stating that if elected, the director nominee is willing and able to serve on the Company's Board for the full term to which the director nominee would be elected. The affidavit must also acknowledge that the director nominee is aware of, has read and understands the Company's Code of Ethics and Board of Director Committee Charters (collectively the "Corporate Governance Documents"), and further that the director nominee acknowledges that, if elected, the director nominee is subject to and will abide by the Corporate Governance Documents.

E. The stockholder must submit documentation as to the director nominee's qualifications, which at a minimum must include:

         1. A complete biography, including full employment history;

         2. A signed consent form and waiver authorizing the Company to perform full background checks of the director nominee, including criminal and credit history, from a firm acceptable to the Company in its sole discretion;

         3. Documentation of educational levels attained, complete with official transcripts issued directly by the educational institution and sent directly from the educational institution to the Company's Corporate Secretary;

         4. Disclosure of all special interests and all political and organizational affiliations; and


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         5. A signed, written statement from the director nominee the reasons that the director nominee wants to serve on the Company's Board, the reasons that the director nominee believes that he or she is qualified to serve.

         6. A description of all litigation to which he or any of his affiliates have been a party within the past seven years.

F. The stockholder must submit any additional information required to be included in the Company's proxy statement for director nominees which determination will be made by the Company in its sole and absolute discretion (including, without limitation, information regarding business experience, involvement in legal proceedings, security ownership and transactions with the Company or management).

G. The information submitted by the stockholder must include complete contact information for the submitting stockholder and the director nominee.




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